Exhibit 99.1

Speedus Announces Fourth Quarter and Fiscal 2004 Results

March 31, 2005 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced earnings of $6.0 million, or $0.36 per share on a fully diluted basis, for the twelve months ended December 31, 2004 compared to a net loss of $10.7 million, or $0.65 per share on a fully diluted basis, for the twelve months ended December 31, 2003. Earnings before depreciation and amortization and a goodwill impairment loss for the twelve months ended December 31, 2004 were $7.7 million compared to a loss of $9.5 million for the twelve months ended December 31, 2003.

During 2004, the Company recognized a gain from technology settlement in the amount of $15 million. In connection with this settlement, the Company incurred $2.9 million in technology settlement expenses. Investment losses decreased from a net loss of $4.5 million during 2003 to a net gain of $0.4 million during 2004.

For 2004, total operating expenses before technology settlement expenses, depreciation and amortization and goodwill impairment loss amounted to $6.1 million compared to $6.4 million in 2003. However, net of an increase in the amount of $0.4 million as a result of the opening of a second F&B Güdtfood store in the second quarter of 2004, total operating expenses, before depreciation and amortization and technology settlement expenses, decreased $0.7 million primarily as a result of the continuation of personnel reductions and cost-saving measures.

Zargis achievements during 2004 include: (1) receipt of FDA clearance for a graphical display of the median energy level, timing, and duration of suspected heart murmurs, (2) the Texas Heart Institute Journal will publish results of a clinical study in Hypertrophic Cardiomyopathy (HCM), (3) signing of an exclusive agreement with Johns Hopkins University to expedite our product development pipeline and accelerate any potential clinical adoption through association with one of the world’s leading medical research centers, (4) increase of our equity stake through further investment in Zargis, (5) hiring of a Vice President of Regulatory and Reimbursement to lead efforts in obtaining health insurance reimbursement coverage for the Cardioscan procedure and (6) successful product demonstration at the American Heart Association Scientific Sessions in New Orleans.

Speedus also recently announced that it was reviewing strategic alternatives and actively soliciting proposals related to its portfolio of 43 domestic and international wireless broadband patents. Speedus is exploring options that will allow it to leverage these assets, including joint venture opportunities and licensing arrangements. The Company has established a web site at www.speedus.com/patents that contains information on the patent portfolio.

About Speedus Corp.

Speedus Corp. is a holding company with controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc. Speedus Corp also owns broadband intellectual property and controls licensed wireless frequencies. Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2004 audited consolidated financial statements and notes thereto on Form 10-K. Operating results for the year ended December 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

CONTACT: Peter Hodge of Speedus Corp., 888-773-3669, ext. 23, or phodge@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarters ended December 31,		Years ended December 31,

	2004	2003	2004	2003
	(unaudited)	(unaudited)

Revenues	$257,394	$162,679	$917,237	$710,786

Expenses:
Selling, general and administrative	1,153,358	1,289,007	4,313,889	4,494,589
Technology settlement expenses	—	—	2,928,583	—
Research and development	398,797	468,359	1,515,934	1,705,233
Depreciation and amortization	245,680	409,944	1,116,759	1,158,753
Goodwill impairment loss	620,875	—	620,875	—
Cost of sales	87,761	58,843	282,370	222,662

Total operating expenses	2,506,471	2,226,153	10,778,410	7,581,237

Operating loss	(2,249,077)	(2,063,474)	(9,861,173)	(6,870,451)
Gain from technology settlement	—	—	15,000,000	—
Investment income/(loss)	386,860	411,033	419,197	(4,519,600)
Minority interest	31,361	286,696	508,261	778,950
Equity in loss of associated company	—	—	—	(92,996)

Earnings/(loss) before provision for taxes	(1,830,856)	(1,365,745)	6,066,285	(10,704,097)
Provision for taxes	62,000	—	62,000	—

Net earnings/(loss)	$(1,892,856)	$(1,365,745)	$6,004,285	$(10,704,097)

Per share:
Basic loss per common share	$(0.12)	$(0.08)	$0.37	$(0.65)

Weighted average common shares
outstanding	16,218,725	16,216,099	16,245,281	16,498,267

Diluted loss per common share	$(0.12)	$(0.08)	$0.36	$(0.65)

Weighted average common shares
outstanding	16,218,725	16,216,099	16,799,298	16,498,267

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$17,740,865	$19,419,197
United States Treasury bills	5,977,200	—
Marketable securities	1,060,592	2,086,638
Prepaid expenses and other	173,979	83,222
Accounts and other receivables	49,134	42,500
Due from broker	—	3,131,835

Total current assets	25,001,770	24,763,392
Property and equipment, net of accumulated
depreciation of $175,457 and $2,003,862	609,840	419,868
Other intangible assets, net of accumulated
amortization of $1,812,249 and $1,051,493	1,417,795	2,042,051
Other investments	900,000	—
Other assets	752,869	663,874
Goodwill	—	620,875

Total assets	$28,682,274	$28,510,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$315,742	$151,258
Accrued liabilities	1,357,720	1,432,426
Securities sold and not purchased	—	5,406,135

Total current liabilities	1,673,462	6,989,819
Minority interest	159,294	531,055
Commitments and Contingencies
Stockholders’ equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 21,587,674 and 21,516,088	215,877	215,161
shares issued)
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	90,546,583	90,442,120
Treasury stock (at cost; 5,368,949 and 5,257,649 shares)	(5,499,684)	(5,250,552)
Accumulated deficit	(58,413,258)	(64,417,543)

Stockholders’ equity	26,849,518	20,989,186

Total liabilities and stockholders’ equity	$28,682,274	$28,510,060